EXHIBIT 10.150

                              Employment Agreement

Agreement made this 6th day of March, 2002, between HiEnergy Microdevices, Inc., a Delaware Corporation (the "Company"); and Bogdan C. Maglich, an individual ("Maglich").
                                   WITNESSETH

IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

      1. EMPLOYMENT. The Company hereby agrees to employ Maglich, during the term specified in Paragraph 2, and Maglich agrees to accept such employment, all subject to the terms and conditions hereinafter set forth in this Agreement.

      2. TERM. Subject to the terms and conditions of this Agreement, Maglich's employment by the Company shall be for a term commencing on the date hereof and ending on December 31, 2006, unless sooner terminated as hereinafter provided.

      3.    DUTIES AND RESPONSIBILITIES.


            (a) During the term, Maglich shall serve as Chief Scientific Officer and Chairman of the Company and shall devote the stated time and attention to the business of the Company. The business of the Company, for purposes of this Agreement, shall include (i) the detection of the substances of which objects are comprised and the development, production, sale and promotion of devices and technologies to effect such detection, and (ii) such other endeavors as to which Maglich and the Board shall mutually agree.
            (b) Subject to the supervision of the Board of Directors, Maglich, as Chief Scientific Officer of the Company, will be responsible for the determination of the Company's research and development program; its research and development associations and consortiums; its patent policy; the selection, hiring, and/or firing of its scientific, engineering and technical personnel and of any Principal Investigator or Co-principal Investigator on research and development contracts of the Company and of their clerical assistants, as well as their respective remuneration and budgeting priorities.
            (c) Subject to such requirements as shall be imposed by law or governmental regulation, Maglich, as Chief Scientific Officer, shall be responsible for determining what technical information may be publicly disclosed by any officer or employee of the Company.
            (d) As Chairman, Maglich agrees to perform, and shall perform, the functions of the Chairman as set forth in the By-Laws of the Company; shall be one of two signatories on all checks and drafts of the Company in excess of $1000; and, subject to review by the Board of Directors, shall be the officer of the Company responsible for submitting budgetary recommendations to the Board.
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            (e)   It is recognized by the Company that Maglich has heretofore been engaged, and in the future may be engaged, in other endeavors, including, without limitation, those relating to nuclear fusion energy, satellite-borne nuclear power, and anti-missile defense, as well as scientific education, including, without limitation, scientific publications and documentary films. It is recognized by the Company that such activities are indirectly beneficial to its reputation, standing and governmental and business relations. It is further recognized that, provided the company does not furnish its personnel, equipment, facilities or funding for such other endeavors and that the work conducted on such other endeavors does not interfere with the services and time on the job provided to the Company by Maglich, any patents or other intellectual property or other benefits derived from such other endeavors are the sole property of Maglich and that the Company shall neither have or claim any interest therein. A list of Maglich's other endeavors, as discussed above, shall be maintained mutually by the Company and Maglich. All other work conducted by Maglich during his employed time, or using the Company's personnel, facilities or funding, and which is not so listed, will be work for hire to the Company by Maglich.
            (f) Maglich shall devote not less than 35 hours per week to the business of the Company, it being understood that he may give such time and attention to other endeavors as does not materially detract from his services for, and attention to, the business of the Company.
            (g) It is contemplated that, for the continuance of this Agreement, Maglich will be employed as Chief Scientific Officer and Chairman of the Company. In the event Maglich is not so elected and not so continued in any or all of such posts, for any reason other than termination for cause (as defined below), such failure shall constitute a breach of this Agreement by the Company and Maglich shall have the right to terminate his employment hereunder forthwith by written notice of such intention to the Company and the Company will be obligated to make the severance payments set forth in Paragraph 11 of this Agreement and to satisfy all other obligations set forth in Paragraph 10.

      4. COMPENSATION. In consideration of the services to be rendered by Maglich hereunder, the Company agrees to pay Maglich, and he agrees to accept, the following:

            (a) Base Salary. For the period commencing January 1, 2002, and ending December 31, 2002, the Company shall pay Maglich at the annual rate of $125,000 annually, payable in cash monthly. For the period January 1, 2003, through December 31, 2006, the Company shall pay Maglich as follows:

                  (i) For the period January 1, 2003, through December 31, 2003, $137,500 annually, payable in cash monthly;
                  (ii) For the period January 1, 2004, through December 31, 2004, $151,250 annually, payable in cash monthly;
                  (iii) For the period January 1, 2005, through December 31,
                        2005, $166, 375 annually, payable in cash monthly; and
                  (iv) For the period January 1, 2006, through December 31, 2006, $183,012 annually, payable in cash monthly.
                  (v) In the event that Maglich, with the approval of the Company, shall work less than the time required of him under Paragraph 3(c), his base salary shall decrease proportionally.

                  (b)    Signing Bonus.
                         In consideration of Maglich executing and delivering this Agreement, the Company has agreed to pay Maglich a signing bonus by issuing to him its promissory note in the face amount of $100,000 in the form of Exhibit A hereto, payable (i) $50,000 upon receipt by the Company of One Million Dollars or more from any source, and
                         (ii) $50,000 upon receipt by the Company of in excess of $500,000 from its sales or operations (including grants not directed for equipment) or receipt by the Company of a further cash infusion of One Million Dollars or more.

                  (c)    Annual Bonus.
                         (i)At the beginning of each fiscal year, the Board of Directors of the Company shall establish a bonus plan based upon Company performance goals. At the end of the fiscal year, officers of the Company, including Maglich, shall receive a bonus based upon performance against the established plan.
                         (ii) In no event shall Maglich's bonus be less than 20% of the total amount of bonuses paid to officers of the Company pursuant to the bonus plan referred to in "(i)" above.
                         (iii) In the event the Company's gross pretax profit in any fiscal year shall exceed $.20 per share, then Maglich's bonus in that year shall not be less than $50,000.

                  (d)    Stock Options.
                         (i) The Company represents, warrants, and confirms to Maglich its agreement in 1998 to then issue to him options entitling him to purchase 111,040 shares of the Common Stock of the Company at an exercise price of $3 per share, such options to be exercisable at any time and from time to time within the period ending November 30, 2008. The Company represents and warrants that it will take all corporate action necessary or desirable to effect the valid issuance of all such options to Maglich and the delivery of certificates therefor to Maglich no later than March 30, 2002; and (ii) The Company shall grant and issue to Maglich annually during the term hereof five-year stock options at a rate of not less than one (1%) per annum of the Company's stock issued and outstanding at the end of the year, such options to have an exercise price of the most recent arms length sale, or if publicly traded, the average price for the preceding thirty days. In no event shall Maglich receive, in the aggregate, in any one year less than 10% of the total number of options granted by the Company for services in that year.

      5.    PENSION AND FRINGE BENEFITS.

            (a) Maglich shall be entitled to participate in any employee benefit plans generally available to senior officers and/or key employees of the Company, including medical, disability, pension, non-qualified deferred compensation plans, the programs for the allowance for or the reimbursement of automobile expenses, and any other plans of general application to senior officers and/or key employees of the Company on the date hereof and such plans and programs adopted hereafter for the benefit of senior officers and/or key employees of the Company.
            (b) As Maglich is covered by Medicare, the Company shall pay his supplemental Blue Cross, TIAA Long-Term Care insurance, medical insurance for his children under eighteen (18) years of age, and dental insurance for himself and his children, and not less than $1000 per month into his TIAA annuity pension fund until August 31, 2003.
            (c) The Company will provide Maglich with a Lincoln, Cadillac, or equivalent U.S. brand automobile of his choosing for his business and personal use and will pay for all related expenses thereof, including, without limitation, the costs of registration, fuel, repairs, and insurance. (d) Maglich shall be entitled to take time off for vacation or illness in accordance with the Company's policy for senior executives and/or key employees and to receive all other fringe benefits as from time to time made generally available to senior executives and/or key employees of the Company.
            (d) The Company shall reimburse Maglich for reasonable and necessary personal attorneys' fees, costs and expenses incurred in connection with matters relating to the affairs of the Company, excluding any disputes with the Company itself. Such reimbursement shall not exceed $20,000 in any one year, except as may be necessary to protect the Company from actual or claimed liability to others or as shall be otherwise agreed by the Company or provided for in Paragraph 12 hereof. Nothing contained herein shall limit the Board of Directors from providing defense costs to all officers and directors of the Company, including Maglich.

      6. REIMBURSEMENT. The Company shall reimburse Maglich for all proper expenses, including, without limitation, travel and entertainment expenses, incurred by him in the performance of his duties hereunder in accordance with the Company's policies and procedures in effect from time to time.

      7. OFFICE AND LOCATION. The Company shall provide Maglich, at the Company's sole expense, with an executive office at its headquarters commensurate with his positions as Chief Scientific Officer and Chairman within the facility then occupied by the Company.

      8. EXECUTIVE SECRETARY. The Company shall provide Maglich, at the Company's sole expense, with the services on a full-time basis of an executive secretary of his choosing. Said executive secretary shall perform those services for Maglich that are regularly performed for the Chairman of the Board of a public company and shall also assist Maglich in his positions as Chief Scientific Officer of the Company. A salary customary in the area in which the Company's offices are located shall be paid by the Company to Dr. Maglich's executive secretary.

      9. INSURANCE . The Company shall, at its sole expense, provide Maglich with the following insurance:

            (a) Life Insurance. The Company shall provide Maglich with, and pay up to $1,000 in premium per month for two key man life insurance policies. The owner and beneficiary of one policy shall be the Company. The owner of the other ("Maglich Policy") shall be Maglich and/or the beneficiary or beneficiaries designated by him. Every time the Company increases its insurance on Maglich's life the Maglich Policy shall increase at the Company's expense by an identical amount.

            (b) Disability Insurance. The Company shall pay the premium on the disability insurance policy presently maintained by Maglich and any renewals thereof provided the premium shall not exceed $500 per month.

      10.   TERMINATION.

            (a) Termination for Cause. The Company may terminate Maglich's employment at any time upon Maglich's gross negligence or willful malfeasance in the material performance of his duties and responsibilities to the Company under Paragraph 3 of this Agreement. Such discharge shall be effected by notice (the

                  "Discharge Notice") to Maglich which shall specify the reasons for Maglich's discharge and effective date thereof. In each instance, such termination shall not be effective if the gross negligence or willful malfeasance specified in the Discharge Notice is cured by Maglich within ten (10) days following the date of receipt by Maglich of the Discharge Notice.

            (b) Termination for Disability. In the event of disability of Maglich rendering him unable to perform his services hereunder for a period of one hundred eighty (180) consecutive days, the Company shall have the right to terminate this Agreement upon giving not less than thirty (30) days' notice ("Termination Notice") of its intention to do so. If Maglich shall have resumed his duties hereunder within such a thirty (30) day period and shall have continuously performed his services for at least thirty (30) consecutive days thereafter, the Termination Notice shall be deemed of no force and effect and this Agreement shall thereupon continue in full force as though such notice of termination had not been given.

                    (c) Termination by Maglich. Maglich may terminate this Agreement at any time by giving not less than three (3) months' notice of his intention to terminate, in which case all Company benefits shall be terminated "in due course" as of the effective date of termination. Any notes and earned stock options of Maglich shall immediately vest and be paid as agreed.

      11. SEVERANCE PAYMENTS. If this agreement is terminated by the Company [without cause], the Company shall pay Maglich, on the termination date, an amount of money equal to the aggregate unpaid balance of the minimum annual base salaries provided for in Paragraph 4(a) hereof through a period of two (2) years after the termination date. Additionally, the Company shall continue to pay Maglich, for said one year period, all of the benefits provided for in Paragraph 5(a) and (b) above and, thereafter, all premiums associated with the continuation of Maglich's insurance under COBRA for the period that COBRA shall be available to Maglich. Upon termination [without cause], all of Maglich's options respecting shares of the capital stock of the Company shall forthwith vest in Maglich and become immediately exercisable.

      12. COMPROMISE OF UNPAID CONTRACTUAL OBLIGATIONS TO MAGLICH. Maglich and the Company have certain differences in their understanding of the existence and magnitude of the Company's obligations to Maglich under an Employment Agreement initially entered into between Maglich and Advanced Physics Corporation on the 31st day of December 1993 and understood by Maglich to have been adopted and approved by the Company on August 23, 1995. If Maglich is correct, the Company's current obligations to Maglich under the aforesaid Employment Agreement would exceed $4,000,000. Maglich and the Company have agreed that Maglich will cancel all obligations or alleged obligations of the Company to Maglich respecting the aforesaid Employment Agreement in exchange for indemnification of Maglich by the Company against any personal tax liabilities arising from the issuance to Maglich of securities of the Company, up to a total possible indemnification payment of Seventy-five Thousand dollars ($75,000). Accordingly, upon the release by Maglich of the Company from his claims under the aforesaid Employment Agreement, the Company agrees to indemnify and hold harmless Maglich from and against any and all personal tax liability or liabilities or alleged tax liability or liabilities of any kind or description, and against all attorney's fees, costs and expenses of counsel of Maglich's selection with respect to such tax liabilities or alleged tax liabilities, to the fullest extent permitted by law and subject to the payment of no more than $75,000. It is understood by the Company that it is a material condition of Dr. Maglich's entering into this Employment Agreement with the Company that he have no tax liability whatsoever respecting the issuance by the Company of securities to him, and it is the intention of the Company that to the limit of $75,000, it bear any and all such liability in full. The parties will execute and deliver such other and further documents as shall be necessary or advisable to carry out the transactions contemplated by this Paragraph 12. If the ultimate determination of tax liability by Maglich is in excess of $75,000, the Company will advance to Maglich an additional amount equal to the excess, up to an additional $75,000, as an advance against salary, without the collection of interest thereon.

      13. EXCHANGE BY MAGLICH OF SHARES OF CLASS B COMMON STOCK FOR SHARES OF CLASS A COMMON STOCK OF THE COMPANY. Maglich is the owner of record of 100% of the authorized and issued Class B shares of the Company. The Company has determined that it is in the best interests of the Company and its shareholders for it to exchange Class A shares of the Company for all of Maglich's Class B shares. Maglich agrees that he will accept 100,000 shares of the Class A common stock of the Company in exchange for all of his Class B shares, and the Company agrees that such an exchange is fair and reasonable and agrees to such exchange. The Company represents and warrants to Maglich that its Board of Directors has or will take all necessary or appropriate action to vest in Maglich full and unfettered title to such 100,000 shares of Class A Common Stock, free and clear of any liens or encumbrances of any kind whatsoever, upon Maglich's delivery to the Company of his Class B Common Stock in exchange for said 100,000 shares of Class A Common Stock.

      14. REPRESENTATIONS AND WARRANTIES OF THE COMPANY RESPECTING CERTAIN SECURITIES ISSUED TO MAGLICH AND ASSOCIATES AND RATIFICATION OF TRANSACTIONS RELATED THERETO.

            (a) The Company hereby represents and warrants to Maglich that the securities set forth below have been duly and validly issued by the Company and registered by the Company in the names of the persons listed below and are outstanding, fully paid and non-assessable securities of the Company:

                  (i) Advanced Projects Group, Inc. 58,000 share of Class A (majority owned by Bogdan Maglich Common Stock and Maglich Family Holdings, Inc.)

                  (ii)  Bogdan C. Maglich       76,000 shares of Class A Common
                                                Stock and all shares of Class B
                                                Common Stock (converted by
                                                Maglich into 100,000 shares of
                                                Class A Common Stock pursuant to
                                                Paragraph 13 hereof)

                  (iii) Maglich Family
                         Holdings, Inc.         166,049 shares of Class A
                                                Common Stock

            (b) The Company hereby ratifies and reaffirms all transactions which resulted in the issuance of the securities listed in "(a)" above and represents and warrants that its Board of Directors has or will take all action necessary or appropriate to vest in the parties listed above full and unfettered title to all of said shares as stated above.

      15.   NON-DISCLOSURE AND COVENANT NOT TO COMPETEE

            (a) Non-Disclosure. During the term of this Agreement and from and after the termination of this Agreement, Maglich shall not, except as required by law or to perform his duties under this Agreement, divulge, disclose or communicate to any person, firm, or corporation, any confidential information. The term "confidential information" includes, without limitation, information about the business of the Company (or any division, subsidiary or affiliate of the Company) including, but not limited to, methods of operation, pricing information and customer lists, but excluding such information that was in the public domain at the time it was acquired by Maglich or that comes into the public domain other than through disclosure by Maglich. If confidential information is contained in any document or writing or is fixed in any other tangible form, magnetically, electronically, or otherwise, and if such confidential information is in Maglich's possession or under his control, he shall return such information and all copies thereof to the Company upon his termination. Maglich shall not directly or indirectly, take, copy, or transfer, in any manner whatsoever, any of the business records of the Company (or any division, subsidiary or affiliate of the Company).

            (b) Non-Compete. During the term of Maglich's employment hereunder, and for a period of five (5) years following the date of termination of Maglich's employment hereunder, Maglich shall not, directly or indirectly, engage (whether for compensation or without compensation) as an individual proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, lender, or in any other capacity whatsoever (otherwise than as a holder of no more than 1% of the total outstanding stock of a publicly held company) in any business activity or business activities that compete with the remote-non-intrusive detection business of the Company, it being understood and agreed by the Company that "other endeavors" of Maglich referred to and listed in Paragraph

                  3(a) and 3(b) hereof are not and never shall be considered as competing activities to those of the Company. During the term of Maglich's employment hereunder, and for a period of the greater of one year or any time during which Maglich is receiving severance payments pursuant to Paragraph 11 hereof, Maglich shall not, directly, or indirectly: either for himself or for any other person, firm or corporation, divert or take away or attempt to divert or take away any person, firm or corporation who was or is a customer of the Company during the term of this Agreement, or (b) induce or influence any person who is engaged by the Company as an employee, agent or otherwise, to terminate his or her engagement or to engage or otherwise participate in a business activity directly or indirectly competitive with the Company. (c) Scope of Restrictions. The restrictions set forth in this Paragraph 15 are considered by the parties to be reasonable. However, if any such restriction is found to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to what may be enforceable. (d) Remedies. In the event of a breach or a threatened breach of this Paragraph 15 that is not cured by Maglich after receipt of ten day's written notice from the Company, the Company shall be entitled to an injunction restraining Maglich from committing or continuing such breach, as well as to any and all other legal and equitable remedies permitted by law.

      16.   MISCELLANEOUS.

            (a) Enforceability. The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions of this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

            (b) Binding Effect. This Agreement shall be binding upon the Company, its successors and assigns and Maglich, his heirs, and personal representatives. This Agreement may not be assigned by either party without the prior written consent of the other party being first obtained.

            (c) Modifications. This Agreement may not be orally cancelled, changed, modified or amended, and no cancellation, change, codification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

            (d) Severability; Survival. In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as through the invalid or unenforceable part had been severed and deleted. The respective rights and obligations of the parties thereunder shall survive the termination of the executive's employment to the extent provided elsewhere herein and to the extent necessary to the intended preservation of such rights and obligations.

            (e) Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed effective (i) upon personal delivery, if delivered by hand against receipt, (ii) mailed postage prepaid, by United States certified or registered mail, return receipt requested, (iii) upon being sent by facsimile transmission (if receipt is electronically confirmed) and, in each case, addressed as follows:

                              If to the Company:

                              HiEnergy Microdevices, Inc.
                              10 Mauchly Drive
                              Irvine, CA 92618

                              With a copy to:

                              Blackwell Sanders Pepper Martin
                              2300 Main Street, Suite 1000
                              Kansas City, MO 62108
                              Attention: Steve Carman, Esq.

                              If to Maglich:

                              Bogdan C. Maglich
                              559 Vista Flora
                              Newport Beach, CA 92660

                              With a copy to:
                              James Monroe Marx, Esq.
                              590 Madison Avenue, 23rd  Floor
                              New York, New York 10022

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

            (f) Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without application of conflict of law provisions applicable herein.

            (g) Entire Agreement. This Agreement represents the entire agreement between the Company and Maglich with respect to the subject matter hereof, and all prior agreements, plans and arrangements relating to the employment of Maglich by the Company are nullified and superceded hereby.

            (h) Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement

            (i) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same agreement, and each of which shall be deemed an original.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                             HiEnergy Microdevices, Inc., a Delaware Corporation

                             By: /s/ Gregory Gilbert
                                 ------------------------------------
                                 Gregory Gilbert
                                 President and Duly Authorized Signatory


                                /s/ B. C. Maglich
                                ------------------------------------
                                Bogdan C. Maglich, Individually